UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.   1   )*
                                            -----


                                    ACGO Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    001084102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Alvin E. McQuinn
                           1551 Gulf Shore Blvd. South
                              Naples, FL 34102-7454
                                 (941) 436-3546
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                December 31, 2001
--------------------------------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of This Statement)


     Check the following box if a fee is being paid with this statement [ ]













                       (Cover page continued on next page)

                               Page 1 of 11 pages

--------------------------                           --------------------------
CUSIP NO.  001084102                  13G               PAGE  2  OF  11  PAGES
          -----------                                        ---    ----
--------------------------                           --------------------------

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Alvin E. McQuinn
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            2,266,702
      NUMBER OF        --------------------------------------------------------
       SHARES           6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING        --------------------------------------------------------
       PERSON           7   SOLE DISPOSITIVE POWER
        WITH
                            2,266,702
                       --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,266,702
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
        CERTAIN SHARES

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.14
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           --------------------------
CUSIP NO.  001084102                  13G               PAGE  3  OF  11  PAGES
          -----------                                        ---    ----
--------------------------                           --------------------------

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Alvin E. McQuinn Revocable Trust, Alvin E. McQuinn and Robert L. Hoffman as Trustees
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            0
      NUMBER OF        --------------------------------------------------------
       SHARES           6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING        --------------------------------------------------------
       PERSON           7   SOLE DISPOSITIVE POWER
        WITH
                            0
                       --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
        CERTAIN SHARES

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
-------------------------------------------------------------------------------

--------------------------                           --------------------------
CUSIP NO.  001084102                  13G               PAGE  4  OF  11  PAGES
          -----------                                        ---    ----
--------------------------                           --------------------------

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert L. Hoffman
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            0
      NUMBER OF        --------------------------------------------------------
       SHARES           6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING        --------------------------------------------------------
       PERSON           7   SOLE DISPOSITIVE POWER
        WITH
                            0
                       --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
        CERTAIN SHARES

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------

Item 1(a).  NAME OF ISSUER.

AGCO Corporation

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

4205 River Green Parkway
Duluth, GA  30096

Items 2 - 6 INCLUSIVE FOR ALVIN E. MCQUINN

Item 2(a).  NAME OF PERSON.

Alvin E. McQuinn

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

1551 Gulf Shore Blvd. South, Naples, FL  34102

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]   (a)   Broker or Dealer registered under Section 15 of the Act
            (15 U.S.C 78o).

[ ]   (b)   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

[ ]   (c)   Insurance Company as defined in Section 3(a)(19) of the Act
            (15 U.S.C. 78c).

[ ]   (d)   Investment Company registered under Section 8 of the
            Investment Company Act of 1940 (15 U.S.C. 80a-8).

[ ]   (e)   An investment adviser in accordance with
            ss.240.13d-1(b)(1)(ii)(E).

[ ]   (f)   An employee benefit plan or endowment fund in accordance with
            ss.240.13d-1(b)(1)(ii)(F).

[ ]   (g)   A parent holding company or control person in accordance with
            ss.240.13d-1(b)(1)(ii)(G)

[ ]   (h)   A savings association as defined in Section 3(n) of the
            Federal Deposit Insurance Act (12 U.S.C. 1813).

[ ]   (i)   A church plan that is excluded from the definition of an
            investment company under section 3(c)(14) of the Investment
            Company Act of 1940 (15 U.S.C. 89a-3).

[ ]   (h)   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.  OWNERSHIP.

         The following information is provided as of December 31, 2001:

(a)      Amount Beneficially Owned:                      2,266,702 shares

(b)      Percent of Class:                                          3.14%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                         2,266,702
                  to direct the vote:

         (ii)     Shared power to vote or                               0
                  to direct the vote:

         (iii)    Sole power to dispose or                      2,266,702
                  to direct the disposition of:

         (iv)     Shared power to dispose or                            0
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Items 2 - 6 INCLUSIVE FOR THE ALVIN E. MCQUINN REVOCABLE TRUST

Item 2(a).  NAME OF PERSON.

The Alvin E. McQuinn Revocable Trust, Alvin E. McQuinn and Robert L. Hoffman as Trustees

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

1551 Gulf Shore Blvd. South, Naples, FL  34102

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]   (a)   Broker or Dealer registered under Section 15 of the Act
            (15 U.S.C 78o).

[ ]   (b)   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

[ ]   (c)   Insurance Company as defined in Section 3(a)(19) of the Act
            (15 U.S.C. 78c).

[ ]   (d)   Investment Company registered under Section 8 of the
            Investment Company Act of 1940 (15 U.S.C. 80a-8).

[ ]   (e)   An investment adviser in accordance with
            ss.240.13d-1(b)(1)(ii)(E).

[ ]   (f)   An employee benefit plan or endowment fund in accordance with
            ss.240.13d-1(b)(1)(ii)(F).

[ ]   (g)   A parent holding company or control person in accordance with
            ss.240.13d-1(b)(1)(ii)(G)

[ ]   (h)   A savings association as defined in Section 3(n) of the
            Federal Deposit Insurance Act (12 U.S.C. 1813).

[ ]   (i)   A church plan that is excluded from the definition of an
            investment company under section 3(c)(14) of the Investment
            Company Act of 1940 (15 U.S.C. 89a-3).

[ ]   (j)   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.     OWNERSHIP.

            The following information is provided as of December 31, 2001:

(a)         Amount Beneficially Owned:                             0 shares

(b)      Percent of Class:                                              0%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                 0
                  to direct the vote:

         (ii)     Shared power to vote or                               0
                  to direct the vote:

         (iii)    Sole power to dispose or                              0
                  to direct the disposition of:

         (iv)     Shared power to dispose or                            0
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Items 2 - 6 INCLUSIVE FOR ROBERT L. HOFFMAN

Item 2(a).  NAME OF PERSON.

Robert L. Hoffman

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

1500 Wells Fargo Plaza, 7900 Xerxes Avenue South, Bloomington, MN  55431

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]   (a)   Broker or Dealer registered under Section 15 of the Act
            (15 U.S.C 78o).

[ ]   (b)   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

[ ]   (c)   Insurance Company as defined in Section 3(a)(19) of the Act
            (15 U.S.C. 78c).

[ ]   (d)   Investment Company registered under Section 8 of the
            Investment Company Act of 1940 (15 U.S.C. 80a-8).

[ ]   (e)   An investment adviser in accordance with
            ss.240.13d-1(b)(1)(ii)(E).

[ ]   (f)   An employee benefit plan or endowment fund in accordance with
            ss.240.13d-1(b)(1)(ii)(F).

[ ]   (g)   A parent holding company or control person in accordance with
            ss.240.13d-1(b)(1)(ii)(G)

[ ]   (h)   A savings association as defined in Section 3(n) of the
            Federal Deposit Insurance Act (12 U.S.C. 1813).

[ ]   (i)   A church plan that is excluded from the definition of an
            investment company under section 3(c)(14) of the Investment
            Company Act of 1940 (15 U.S.C. 89a-3).

[ ]   (j)   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.  OWNERSHIP.

         The following information is provided as of December 31, 2001:

(a)      Amount Beneficially Owned:                               0 shares

(b)      Percent of Class:                                              0%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                 0
                  to direct the vote:

         (ii)     Shared power to vote or                               0
                  to direct the vote:

         (iii)    Sole power to dispose or                              0
                  to direct the disposition of:

         (iv)     Shared power to dispose or                            0
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 3, 2005                   /s/ John C. Retherford
                                        ---------------------------------------
                                        Alvin E. McQuinn by
                                        John C. Retherford Attorney-In-Fact

Item 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  2-11-02                    /s/ Robert L. Hoffman
                                   --------------------------------------------
                                   Signature


                                   Robert L. Hoffman, Individually and on behalf
                                   ---------------------------------------------
                                   of the A. E. McQuinn Revocable Trust
                                   ---------------------------------------------
                                   Name/Title